Exhibit 99.1

CITI TRENDS ANNOUNCES ELIMINATION OF 40 POSITIONS AND SLOWS NEW STORE OPENING PLANS

SAVANNAH, GA (September 23, 2011) — Citi Trends, Inc. (NASDAQ: CTRN) today announced the elimination of 40 positions in its corporate offices, distribution centers and store organization.  The Company also announced that it would pull back on its new store opening plans, only opening stores for which it has already made commitments.  This will result in approximately 55 new store additions for 2011 and approximately five for 2012.

David Alexander, President and Chief Executive Officer of Citi Trends, stated, “The decision to downsize was a very difficult one.  The individuals who are being affected today have made valuable contributions to our company and they will be missed.  We appreciate what each one of them has done for Citi Trends and wish them the very best in the future.  Over the past few months we have undertaken many important initiatives to turn around our business.  We believe the two steps taken today help ensure our success through a very challenging economy.  Despite the difficult environment in which we are currently operating, we continue to be very optimistic about the Company’s future.  We have a great niche, a great customer relationship and a very strong balance sheet with approximately $70 million of cash and investments and no debt.”

The Company expects the staff reductions to result in approximately $3.5 million in annualized savings, while incurring an approximate $800,000 severance charge in the third quarter of fiscal 2011.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  Forward-looking statements contained herein speak only as of the date of this press release.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 495 stores located in 28 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Contact:	Bruce Smith	David Alexander
	Chief Financial Officer	President and Chief Executive Officer
	(912) 443-2075	(912) 443-3924